Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 12th day of September, 2005

BETWEEN:

OncoGenex, Inc., a Corporation incorporated under the laws of Washington and having an office at Seattle, Washington

(together with any subsidiaries hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

Cindy Jacobs, an individual, domiciled at [***] Washington

(hereinafter referred to as the “Employee”)

OF THE SECOND PART

WHEREAS the Company is a research and development company engaged in clinical research of novel therapeutics for cancer;

AND WHEREAS the Company and the Employee wish to enter into this Employment Agreement under the terms and conditions herein;

AND WHEREAS during the course of the Employee’s employment with the Company, the Employee will be introduced to, have contact with, and her services may be solicited by, one or more of the clients of the Company;

AND WHEREAS the Employee will acquire knowledge, experience and expertise, as well as detailed knowledge of the Company’s confidential customer and supplier lists and information, marketing techniques, price lists, trade secrets and other property which is and shall be the property of the Company, and the disclosure, loss or, unauthorized use of which would substantially harm the business of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

EMPLOYMENT RELATIONSHIP

1.1           The terms of employment under this Agreement are not intended to create, and should not be construed as creating, a contract for employment. All employees are employed on an at-will basis. At-will employment means that either the Company or the employee can terminate the employment relationship at any time, with or without prior notice, for any reason not otherwise prohibited by law. Any representation to the contrary is not binding on the Company unless it is in writing and is signed by the President of the Company. This Agreement shall be effective on September 12, 2005 (the “Effective Date”).

*Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

ARTICLE 2

DUTIES AND RESPONSIBILITIES

2.1           The Employee shall serve the Company as an Employee initially in the position of Executive VP and Chief Medical Officer and initially reporting to the President.

2.2           The Employee shall undertake and perform the following duties and responsibilities:

(a)       participate in the overall strategic orientation of the Company;

(b)       contribute significantly to the identification and selection of future therapeutic opportunities;

(c)       provide leadership, establish strategy and implement drug development and regulatory affairs efforts. Clinical development will encompass full therapeutic responsibility from Phase I-Phase IV including Medical Communications, Pharmacovigilance and Safety;

(d)       ensure project goals and timelines are met by working with the clinical team, clients, co-development partners, CROs and principal investigators, and design and prepare clinical trial protocols, conduct data analysis, and review and modify development programs as necessary;

(e)       provide leadership to establish the essential conditions for determining the safety, efficacy, medical usefulness, and eventual marketability of the Company’s and clients’ drug candidates;

(f)        provide medical guidance and direction to the Company’s and clients’ clinical development programs;

(g)       establish relationships with thought leaders, consultants and key clinicians across the varied segments of interest to ensure that the Company and clients have a clear understanding of clinicians’ needs and requirements as well as medical practice patterns, and to encourage support of the Company’s and clients’ clinical programs;

(h)       provide key medical/scientific input into regulatory submissions;

(i)        manage cross-functional collaborations, both internal and external to the Company including representing the Company as an expert liaison to academic specialists;

(j)        travel as necessary, consistent with project needs; and

(k)       perform such other duties and responsibilities as may be assigned or vested in her by the Employee’s supervisor from time to time and which are consistent with the duties and responsibilities of an executive vice president and chief medical officer, and such duties, responsibilities, or assignments as are necessary for adjustment to changes in the Company’s business.

2.3           In accordance with the other terms of this Agreement, the Employee agrees during the continuance of her employment, to devote her entire working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company. Prior written consent from the President must be obtained if the Employee wishes to engage in activities with for-profit and charitable or non-profit organizations during normal working hours.

ARTICLE 3
BASE COMPENSATION

3.1           In consideration of the services provided by the Employee hereunder, the Company shall, as of the Effective Date, pay to the Employee an annual base salary in the amount of three hundred twenty thousand US dollars (US$320,000) as increased from time to time in accordance with Article 3.2 (“Base Salary”), payable semi-monthly or such other manner as may be agreeable to the parties hereto and in compliance with any applicable legislation.

3.2           Such Base Salary shall be reviewed by the Employee’s supervisor and may be further reviewed by the Compensation Committee of the Board every twelve (12) months based on the Employee’s performance, corporate cash flow, achievement of corporate objectives and in accordance with Company policies. Any recommended increase may require approval by the Board.

3.3           The Employee shall be eligible to participate in any bonus plans (“Bonus”) offered by the Company to its Employees in accordance with the terms thereof as established by the Board and as amended from time to time. Initially, the Employee shall be eligible for a Bonus of up to 30% of the Base Salary. The Bonus shall be based on annual corporate objectives as established by the Board and annual personal objectives as established by the Employee’s supervisor, each of which shall be communicated to the Employee annually by December 31 in the year preceding the year in which the milestones pertain and attached hereto as Appendix A. At the same time, the allocation of bonus potential between corporate and personal objectives for the upcoming year will be communicated to the Employee.

ARTICLE 4
INCENTIVE COMPENSATION

4.1           The Employee shall participate in the share option plan of OncoGenex Technologies Inc. (the “Plan”) as set forth in Appendix B attached hereto and in accordance with its terms as amended from time to time.

4.2           The exercise of any Options shall at all times be subject to obtaining any applicable regulatory or legal approval.

ARTICLE 5
BENEFITS

5.1           Group Insurance and Pension

The Employee shall be eligible on the Effective Date for any group medical, dental, insurance and pension programs applicable to the employees of the Company.

5.2           Vacation

The Employee shall be entitled to 20 Business Days (as defined in Article 10) of annual paid vacation during each year with your vacation entitlement in the first year after the Effective Date accruing monthly from the Effective Date. Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.

5.3           Expenses

The Employee shall be reimbursed for all out-of-pocket expenses incurred on behalf of the Company within 15 days of receipt by the Company of an expense report together with original receipts in respect of such expenses.

ARTICLE 6
TERMINATION OF EMPLOYMENT

6.1           The Employee acknowledges and agrees that, during the first 3 months of employment, (the “Probationary Period”), starting on the Effective Date, she is employed on a probationary basis. During the Probationary Period, this Agreement may be terminated by the Company at any time, with or without notice. If the Company terminates the employment of the Employee during the Probationary Period, the “Date of Termination” shall mean the last day on which the Employee works for the Company. Employee further understands and agrees that completion of the Probationary Period does not guarantee continued employment and does not change the at-will nature of the employment relationship.

6.2           For Cause. Company will have the right to immediately terminate Employee’s services and this Agreement for Cause. “Cause” means:  any breach of this Agreement by Employee, including, without limitation, breach of Employee’s covenants in Articles 7, 8 and 9; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Employee by the Company; conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor;  the Company’s reasonable belief that Employee engaged in a violation of any statute, rule, regulation, or Company policy, any of which in the judgment of the Company is harmful to the Company or to the Company’s reputation; the Company’s reasonable belief that Employee engaged in unethical practices, dishonesty or disloyalty; or the Company’s failure to obtain or lack of funding sufficient to support Employee’s position. Upon termination for Cause, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this Article 6.2 and Employee shall only be entitled to such benefits or payments if both OncoGenex and Employee sign (and then Employee does not rescind, as may be permitted by law) a mutual general release of claims in a form mutually acceptable to both parties. In the event the Employee is terminated for Cause pursuant to this Article 6.2, the “Date of Termination” shall mean the last day on which the Employee works for the Company.

6.3           Without Cause. After the Probationary Period, the Company may terminate Employee’s employment under this Agreement without cause and without advance notice; provided, however, that OncoGenex will continue to provide, as severance pay, the Employee’s Base Salary in cash (less statutory withholdings) at the rate in effect on Date of Termination for a period of twelve months following the Date of Termination. Upon termination without cause, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this Article 6.3 and Employee shall only be entitled to such benefits and payment if both OncoGenex and Employee sign (and then Employee does not rescind, as may be permitted by law) a mutual general release of claims in a form mutually acceptable to both parties. In the event the Employee is terminated without cause pursuant to this Article 6.3, the “Date of Termination” shall mean the last day on which the Employee works for the Company.

6.4           Termination by Employee. The Employee may terminate her employment under this Agreement for any reason, provided that Employee gives the Company at least thirty (30) days’ notice in writing (the “Notice Period”). Upon provision of thirty (30) days’ notice of Employee’s decision to voluntarily terminate her employment under this Agreement for any reason, Employee shall be paid (i) her salary through the Date of Termination, (ii) for any unused vacation time, and (iii) for any unreimbursed business expenses that are subject to reimbursement under the Company’s then current policy on business expenses. If the Employee terminates her employment pursuant to this Article 6.4, the Company may request that the Employee cease duties prior to the expiry of the Notice Period. The Company shall, in such event, pay to the Employee an amount equal to the difference between what the Employee would have received had the employment of the Employee been continued for the Notice Period and the amount actually paid by the Company to the Employee during the Notice Period. In the event the Employee provides such notice to the Company, the “Date of Termination” shall mean the last day on which the Employee works for the Company.

ARTICLE 7
NON-COMPETITION AND NON-SOLICITATION

7.1           As used in this Agreement, the following words and phrases are defined as follows:

(a)           “UBC Licenses” means the licenses entered into by the University of British Columbia and OncoGenex Technologies Inc. effective November 1, 2001, September 1, 2002 and April 5, 2005 which define the terms under which OncoGenex Technologies Inc. has acquired an exclusive license to certain technology. It is understood that OncoGenex Technologies Inc. has granted the Company a limited right to use certain technology licensed under the UBC Licenses solely for the Company to perform work for OncoGenex Technologies Inc.

(b)           “Technology” means all ideas, concepts, business and trade names, trademarks, know-how, trade secrets, inventions, improvements, devices, methods, processes and discoveries, whether patentable or not, and whether or not reduced to writing or other tangible form or to actual or constructive practice which either:  (i) are part of the technology licensed to OncoGenex Technologies Inc. under the UBC Licenses; or (ii) are otherwise developed or acquired on behalf of or by the Company, including but not limited to the technology licensed to the Company by its clients for work to be performed for such clients persuant to research contracts.

(c)           “Business” means the research and development of the Technology and such other business plans as approved by the Board from time to time and which are in effect on the Date of Termination of this Agreement.

7.2           Employee understands and agrees that during her employment with the Company, she will not, within Canada, the United States or Europe, without the written consent of the Company:

(a)           own or have any interest directly in, save and except for an interest of less than 5% in a publicly traded company;

(b)           act as an officer, director, agent, employee or consultant of; or

(c)           assist in any way or in any capacity,

any person, firm, association, syndicate, partnership, joint venture, collaboration, corporation or other entity that is engaged in a business that is substantially similar to or that competes with the Business.

7.3           Employee further understands and agrees that or a period of twelve (12) months following termination of her employment with the Company, she will not, within Canada or the State of Washington, without the prior written approval of the Company:

(a)           act as an officer, director, agent, employee or consultant of; or

(b)           assist in any way or in any capacity,

any person, firm, association, syndicate, partnership, joint venture, collaboration, corporation or other entity that is engaged in a business that is substantially similar to or that competes with the Business. Following the expiration of this twelve-month period, Employee shall continue to be obligated under Article 8 “Confidentiality” of this Agreement.

7.4           The Employee will not, during her employment and for a period of twelve (12) months from the Date of Termination of her employment with the Company:

(a)           directly or indirectly, either personally, through an agent or by letters, circulars or advertisements, contact for the purpose of solicitation or actually solicit any person, firm, association, syndicate, joint venture, collaboration, corporation, or business entity who/which is or was a customer of the Company on or at any time within the 12 months before the Date of Termination, or who was scheduled to become a customer of the Company within twelve months prior to the Date of Termination;

(b)           induce or attempt to induce any person:

(i)            who was an employee of the Company or a client of the Company at the Date of Termination; or

(ii)           who has been, during the twelve months before the Date of Termination, an employee of the Company or a client of the Company;

to leave the employ of the Company or the client, as the case may be, whether to join the Employee in a similar enterprise or otherwise; or

(c)           either directly or indirectly, solicit, divert or take away any staff, temporary personnel, trade, or business from the Company or a client, or otherwise compete for accounts or personnel which become known to her through her relationship with the Company and agrees not to influence or attempt to influence any of the Company’s customers, suppliers, or resellers or personnel not to do business with the Company or take any action which may be reasonably foreseen to result in harm to the Company.

ARTICLE 8
CONFIDENTIALITY

8.1           Delivery of Records. Any and all computer code, data, notes, diagrams, reports, notebook pages, memoranda, and like materials, including confidential information and trade secrets as defined in Article 8.2 below, received from or developed for the Company and any copies or excerpts thereof shall remain the property of the Company. Upon the termination of the Employee’s employment with the Company, or at any time during her employment at the request of the Company, the Employee shall deliver to the Company all such materials and other property belonging to the Company or developed in connection with the Business.

7.2       Confidential Information and Trade Secrets. Employee acknowledges that during her employment with the Company, she is and will continue to be exposed to confidential information and trade secrets of both the Company and its clients, all of which are essential to the Company’s business and the continued confidentiality of which is critical to the Company’s economic well-being. Such confidential information and trade secrets include, but are not limited to:  financial information, business plans, prospects, inside information (including information regarding financial performance, earnings, existing products, existing techniques, new products, new techniques and business strategies), proprietary processes and know-how, client lists, personnel information (including, without limitation, skills and              compensation), product development information, and information regarding possible acquisitions or sales of businesses or facilities. Such confidential information does not include any information that has become part of the public domain by means other than her breach of this Agreement. Employee agrees not to use or disclose, at any time during her employment or at any time thereafter, any such confidential or trade secret information to any third party for any reason, except as authorized and necessary to perform her job.

8.3           The Employee agrees that the confidential information is and will remain the exclusive property of the Company. The Employee also agrees that the confidential information:

(a)           constitutes a proprietary right which the Company is entitled to protect; and

(b)           constitutes information and knowledge not generally known to the trade.

8.4           For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any confidential information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1           Employee agrees that she will promptly disclose to the Company in writing and in full and enabling detail all inventions, designs, processes and protectable works (collectively, “Inventions”) that she hereafter may create during the term of her employment that pertain to the Technology or Business of the Company or its clients, or that are created by her during working hours or by using any resource of the Company, including training, tools, equipment, facilities, or services. She agrees that all such Inventions and copyrights shall be the exclusive property of the Company or its designee. She agrees that she will assist the Company or its designee in any and all efforts to protect such Inventions. She understands that this Agreement does not apply to inventions and copyrights for which no equipment, supplies, facility or trade secret information of the Company or its clients were used and that were developed entirely on her own time, unless (a) the inventions or copyrights relate (i) directly to the Technology or Business of the Company or its clients, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the inventions or copyrights result from any work performed by her for the Company.

9.2           Employee hereby waives, to the extent permitted by law, the benefits of any provision of law known as droit moral or any similar law in any country of the world, including without limitation, 17 U.S.C. § 106A, and agrees not to permit or prosecute any action or lawsuit on the ground that an Invention as used by OncoGenex in any way constitutes an infringement of any of Employee’s “droit moral” or are in any way a defamation or mutilation thereof or that any such use contains unauthorized variations, alterations, modifications, changes or translations of such Invention.

ARTICLE 10

MISCELLANEOUS

10.1         This Agreement shall be the whole and complete agreement between the parties hereto with respect to the employment of the Employee; it replaces and supersedes any and all previous verbal or written agreements that may have been entered into between the parties hereto. This Agreement may not be amended or modified except by written amendment signed between the parties hereto.

10.2         In the event that any part of this Agreement shall be determined at any time to be invalid, such provisions shall be deemed severable and deleted herefrom and the remainder of this Agreement shall constitute the whole agreement of the parties hereto and shall, except as hereinbefore provided, continue in full force and effect.

10.3         The Employee hereby confirms that she is not a party to any agreement or under any other obligation to anyone, including any former employer, nor does the Employee have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair the Employee’s performance of any obligations hereunder which the Employee has not disclosed in writing to the Company. The Employee acknowledges that the Company is not requesting the Employee disclose any confidential information which the Employee may have obtained from a former employer.

10.4         The Employee acknowledges that a breach by the Employee of any of the covenants contained in Articles 7, 8, and 9 of this Agreement shall result in damages to the Company and that the Company could not be adequately compensated for such damages by a monetary award. Accordingly, in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, temporary or permanent injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.5         The Employee acknowledges that the restrictions contained in Articles 7, 8, and 9 are reasonable and valid and the Employee hereby waives all defences to the strict enforcement thereof by the Company.

10.6         The Employee acknowledges that the provisions of Articles 7, 8, 9 and 10 shall survive the termination of this Agreement.

10.7         This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors, heirs, representatives, administrators and the assigns of the Company. The Employee shall not assign or transfer this Agreement or any of her rights or obligations hereunder.

10.8         Any amount payable under this Agreement shall be paid in United States currency.

10.9         This Agreement shall be governed by and construed according to the laws of the State of Washington, and both parties hereto hereby agree that the Courts of the State of Washington and the United States District Court of Western Washington have exclusive jurisdiction in any dispute, action, cause or action or otherwise that may arise from this Agreement.

10.10       Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:

	Attention:	President
	c/o:	Suite 400 – 1001 West Broadway
Vancouver, British Columbia
CANADA, V6H 4B1
	Telephone:	604-736-3678
	Facsimile:	604-736-3687

(b)	if to the Employee:
Cindy Jacobs
[***]

or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Article. Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the State of Washington or the United States;

10.12       No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party and approved by the Board in the case of the Company. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

10.13       Employee acknowledges that she has had the opportunity to consult legal counsel in regard to this Agreement, that she has read and understands this Agreement, that she is fully aware of its legal effect, and that she has entered into it freely and voluntarily based on her own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed this 12th day of September, 2005 by the parties hereto.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
	)	/s/ Cindy A. Jacobs
Witness	)	CINDY JACOBS

ONCOGENEX, INC.

/s/ Scott Cormack

APPENDIX A

ONCOGENEX, INC.

Bonus Plan – Milestones

Medium Term Corporate Objectives:

Recognizing that our primary objective, above all else, is to get effective cancer therapies to patients as quickly as possible, and that by doing so all stakeholders will benefit, the Company is striving to achieve the following value-creating milestones before the end of 2007:

[***]

APPENDIX B

ONCOGENEX TECHNOLOGIES INC.

STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between OncoGenex Technologies Inc. (“the Company”) and the Optionee named below pursuant to the Company Stock Option Plan as amended (the “Plan”), a copy of which is attached hereto, and confirms that:

1.             on September 12, 2005 (the “Grant Date”);

2.             Cindy Jacobs (the “Optionee”);

3.             was granted the option (the “Option”) to purchase 125,000 common shares (the “Option Shares”) of the Company;

4.             for the price (the “Option Price”) of Cdn. $0.95 per share;

5.             which shall be exercisable (“Vested”) in whole or in part in the following amounts on or after the following dates:

i)              31,250 shares on December 12, 2005; and

ii)             31,250 shares upon each anniversary of the Grant Date.

6.             terminating on the September 12, 2012 (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. For greater certainty, once Option Shares have become Vested, they continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

In order to exercise this Option, the Optionee must deliver to the Company a notice of exercise in the form attached hereto as Exhibit No. 1, duly completed and executed together with a certified cheque for payment for all Option Shares in respect of which the Option is exercised.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the 12th day of September, 2005.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
	)	/s/ Cindy A. Jacobs
Witness	)	OPTIONEE

ONCOGENEX TECHNOLOGIES INC.

/s/ Scott Cormack

EXHIBIT NO. 1 TO OPTION AGREEMENT

EXERCISE FORM

TO:                         OncoGenex Technologies Inc.

400 – 1001 West Broadway

Vancouver, British Columbia V6H 4B1

Telephone:     604-736-3678

Facsimile:      604-736-3687

Attention:       Scott Cormack

I, the undersigned holder of the attached Option Agreement with OncoGenex Technologies Inc. (the “Company”), hereby exercise my Option and agree to acquire                 common shares of the Company (the “Acquired Shares”) and enclose a certified cheque in the amount of $                 representing the exercise price (Option Price multiplied by number of shares being acquired) for the Acquired Shares.

I hereby request that the Company issue the Acquired Shares to me under the OncoGenex Technologies Inc. Stock Option Plan and irrevocably direct that the Acquired Shares be issued registered in the following name and address and delivered as follows:

Name in Full	Registered Address	Delivery Address

(PLEASE PRINT IN FULL THE NAME IN WHICH CERTIFICATES ARE TO BE ISSUED.)

DATED this             day of                                       ,             .

Signature of Optionee

Name of Optionee